Exhibit 5.1

[Tucker Ellis LLP Letterhead]

October 28, 2013

Morgan’s Foods, Inc.

4829 Galaxy Parkway, Suite S

Cleveland, OH 44128

Re:	Morgan’s Foods, Inc. Registration Statement on Form S-8

Gentlemen:

We have acted as counsel to Morgan’s Foods, Inc., an Ohio corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed under the Securities Act of 1933, as amended (the “Act”), relating to the registration of 150,000 Common Shares, without par value (the “Common Shares”), of the Company for issuance under the Company’s Long-Term Incentive Plan (the “Plan”).

In connection with the foregoing, we have examined: (a) the Amended and Restated Articles of Incorporation of the Company, (b) the Amended Code of Regulations of the Company, (c) the Plan, and (d) such records of the corporate proceedings of the Company and such other documents as we deemed necessary to render this opinion. In rendering this opinion, we have assumed, without independent investigation, the genuineness of all signatures on all documents examined by us, the conformity to original documents of all documents submitted to us as certified or facsimile copies, and the authenticity of all such documents.

Based on the foregoing, we are of the opinion that the Common Shares available for issuance to participants under the Plan, when issued in accordance with the Plan, will be legally issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and the reference to our firm in Item 8 of Part II of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Tucker Ellis LLP